Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4/A of Community Bank System, Inc. of our report dated March 14, 2016 on the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Merchants Bancshares, Inc., for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the registration statement.

Crowe Horwath LLP

Cleveland, Ohio

January 24, 2017